February 26, 2003

Mr. Mark Stier
50 Ethelbert Place
Ridgewood, NJ 07450

Dear Mark:

Based on your recent promotion and in recognition of your current and future contributions as President, US Generic Human Pharmaceuticals, I am pleased to confirm to you the key components of your 2003 - 2004 compensation package, which includes the following:

  Your salary will be increased to $300,000 effective February 4, 2003 (a retroactive adjustment will be processed as soon as possible). You will be eligible for a review in April 2004.
  Your incentive compensation target will be increased to 50% in recognition of your status as a member of my Leadership Team.
  You will receive a grant of 10,000 stock options effective February 27, 2003.

This stock option award has an exercise price equal to the fair market value on the date of the grant (based on closing price on that date, which was $16.46) and will become exercisable in 25% increments each year beginning on the first anniversary of the award. The options will remain exercisable for a ten-year period from the initial grant date, based on your continued employment, and if applicable, provisions of Alpharma's Severance and Change of Control Plans.
  As a business unit President and member of my Leadership Team, you will be eligible for Alpharma's Executive Severance and Change of Control Plans. The Severance Plan provides for 18 months of salary continuation should your employment be terminated by the Company for any reason other than "for Cause". All vested stock options will remain exercisable for 30 days following termination date, and all unvested stock options will be forfeited.

The Change of Control Plan provides for an additional 12 months of salary continuation (30 months total) should certain changes to the Company's ownership structure occur and, for a two-year period following such change, your employment is terminated for any reason other than "for Cause", or there is a diminution in your job responsibilities, or your job is relocated more than 50 miles away. All outstanding stock options will become vested upon a Change of Control and will remain exercisable through the remaining stock option periods.

During any periods of salary continuation, you will continue to participate in the company's healthcare plans at normal employee rates and be covered under the Company's Basic Life Insurance and Accidental Death and Dismemberment Plans.

  Beginning with the effective date of your new position, you will receive an Executive Allowance at the Leadership Team level of $28,600 per year (taxable) for automobile costs, insurance and financial planning assistance.

As you know, we are in the process of developing a new Long-Term Incentive Program for our key executives. Should this program receive the necessary approvals, you will be eligible to participate.

Please note that this compensation arrangement is highly confidential and no element of it can be disclosed to anyone other than your immediate family members and financial advisors.

Mark, we believe that this total package provides you with the necessary incentives to be fully devoted to the ongoing success of our business. I look forward to working with you as a key member of my Leadership Team. Please return a signed copy of this letter to George Rose in the envelope provided, to indicate your acceptance of these terms.

Sincerely,

/s/ IngridWiik

Ingrid Wiik
CEO and President

cc:  G. Rose

Accepted as of March 7, 2003

_/s/ Mark Stier___
Mark Stier